SECURITIES AND EXCHANGE COMMISSION

                         WASHINGTON, D.C.  20549



                                FORM 8-K

                            CURRENT REPORT





Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   May 27, 1999
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                      BANGOR HYDRO-ELECTRIC COMPANY
          -----------------------------------------------------
          (Exact name of registrant as specified in its charter)





          Maine                       0-505               01-0024370
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    (State of Incorporation)     (Commission File No.)   (IRS EmployerID No.)





     33 State Street, Bangor, Maine                       04401
     --------------------------------                  ---------
(Address of principal executive offices)               (Zip Code)





Registrant's telephone number, including area code:   207-945-5621
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Current Report, Form 8-K                       Date of Report
Bangor Hydro-Electric Company                  June 4, 1999
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Item 5.  Other Events
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Sale of Company's Generating Assets.  As previously reported, the
Company had reached agreement with PP&L Global, Inc., a Pennsylvania corporation and a subsidiary of PP&L Resources, Inc., for PP&L Global to acquire most of the Company's electric generating assets.
Attached is a copy of a press release issued by the Company on May 27, 1999 relating to this sale of assets.

      	Bangor Hydro Transacts Sale of Generating Assets and
      	Transmission Rights to PP&L Global

BANGOR, Maine--(BUSINESS WIRE)--May 27, 1999--Bangor Hydro-Electric Company (NYSE:BGR - news) announced it has completed most of the transaction for the sale of its electric generating assets and certain transmission rights to PP&L Global.The purchase price for the assets transferred was $79 million.

The sale involved all but one of Bangor Hydro's hydroelectric plants on the Penobscot, Piscataquis, and Union rivers and Bangor
Hydro's 8.33% ownership interest in the Wyman Unit #4 oil-fired plant in Yarmouth, Maine--a total base load capacity of 83 megawatts. The sale also involved a transfer by Bangor Hydro of rights to transmit power over the Maine Electric Power
Company (MEPCO) transmission facilities connecting the New England Power Pool (NEPOOL) to New Brunswick Canada; Bangor Hydro's rights as a participant in the regional utilities' agreement with Hydro-Quebec pursuant to an agency agreement; and Bangor Hydro's rights to develop a second high voltage transmission line that will connect NEPOOL to New Brunswick, Canada.

Bangor Hydro and other Maine utilities are required to sell their generation assets as a result of the comprehensive electric utility industry restructuring law adopted in Maine in 1997. Bangor Hydro conducted an auction in 1998, which lead to the signing of a purchase and sale agreement with PP&L Global in late September 1998. The purchase and sale agreement also includes Bangor
Hydro's 50% interest in the 13 megawatt West Enfield hydro station on the Penobscot River. The completion of this portion of the transaction is expected in the near future.

Bangor Hydro will apply most of the net proceeds of the sale to the reduction of outstanding debt.

"This is the largest single - and the most visible - step that we will take in the transition mandated by the restructuring law," said Robert S. Briggs, President of Bangor Hydro. "And it is with decidedly mixed emotions that we do so." Briggs indicated that it is very difficult to part company with the assets that Bangor Hydro has owned and operated for most of this century and with the people that operate them. "Our people have done a great job with our hydro plants," said Briggs. "We hate to see them go, but we know that they'll do good work for PP&L Global, too."

Briggs indicated that the sale is advantageous to Bangor Hydro and its customers. "Our financial condition is substantially improved by it, and the proceeds help reduce costs that our customers would otherwise have to bear," said Briggs. "All in all, since we had to sell these plants, this is as beneficial a deal for all parties concerned as we could have hoped."

Briggs also commented favorably on the process of completing the transaction. "Everyone worked hard, and, except for the West
Enfield piece, we closed the deal almost eight months to the day since we signed the agreement, which is several weeks ahead of the aggressive schedule we predicted back then." He cited excellent cooperation from the regulatory and governmental agencies involved in the approval process. The transaction required approvals from the Maine Public Utilities Commission, the Federal
Energy Regulatory Commission, and other agencies.

Bangor Hydro is an electric utility serving a population of about 192,000 in an area encompassing 5,275 square miles in eastern and east coastal Maine. Bangor Hydro is a member of the New England Power Pool and is interconnected with other New England utilities to the south and with the New Brunswick Power Corp. to the north.




Contact:

     Bangor Hydro-Electric
     Robert S. Briggs, (207) 941-6607
     or
     Carroll R. Lee, (207) 941-6663


                                 BANGOR HYDRO-ELECTRIC COMPANY



                                   by  /s/ Frederick S. Samp
                                     ------------------------
                                     Frederick S. Samp
                                     Chief Financial Officer

Dated:  June 4, 1999